Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Kellie Prowse	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-7479	Tel: 212-802-8588
e-M: kellie.prowse@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ Corporation

Tel: 312-894-7500

e-M: investorrelations@navteq.com

NAVTEQ Reports Record Revenue for Third Quarter of 2006

Chicago, IL — October 25, 2006 — NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record third quarter revenue for the quarter ended October 1, 2006.

Revenue in the quarter rose 16% over the third quarter of 2005 to $142.7 million.  Operating income grew 22% over the year-ago period to $37.0 million.  Net income in the quarter was $27.1 million, compared to $101.1 million in the prior year’s third quarter.  Diluted earnings per share for the quarter were $0.28, compared to $1.07 in the prior year’s third quarter.

For the first nine months of 2006, revenue was $400.9 million, which represented growth of 14% over the same period in 2005.  Year-to-date operating income decreased 2% to $90.9 million.  Net income for the first nine months of 2006 decreased to $67.0 million, compared to $143.2 million for the same period in 2005.  Year-to-date diluted earnings per share were $0.70, compared to $1.52 for the first nine months of 2005.

Last year’s net income and diluted earnings per share for both the third quarter and the first nine months were increased significantly due in large part to the recording of a net income tax benefit of $80.6 million, or $0.85 per diluted share, primarily related to the reversal of a valuation allowance on deferred tax assets associated with net operating loss and deferred interest carryforwards.

“We are pleased with our third quarter results given the challenges we have faced in 2006,” said Judson Green, President and Chief Executive Officer of NAVTEQ.  “Solid third quarter revenue performance and effective cost management helped to drive improved margins and profit growth.  We expect to continue this trend as the year comes to a close.”

Revenue from NAVTEQ’s Europe, Middle East & Africa (EMEA) operations totaled $85.2 million in the quarter, up 10% from the third quarter of 2005.  The average U.S. dollar/Euro exchange rate in the second quarter was $1.27, compared to $1.22 in the comparable period last year.   Americas revenue was $56.1 million in the quarter, a 31% increase over the $42.7 million posted in the third quarter of 2005.  Asia Pacific revenue, principally derived from the company’s Picture Map International subsidiary in South Korea acquired in July 2005, was $1.4 million, compared to $3.1 million in the prior year.

Cash and marketable securities totaled $278.7 million at October 1, 2006.  Net cash provided by operating activities for the first nine months of 2006 was $62.6 million.

Business Outlook

Our 2006 financial performance is being negatively impacted by a number of factors, including unfavorable car sales trends in both Europe and North America, lower than expected revenue relating to portable devices in Europe, and the collectibility of a customer receivable.  Due to the impact of these factors, management is updating its guidance on 2006 financial performance.

The following forward-looking statement reflects NAVTEQ management’s expectations as of October 25, 2006.  For the fiscal year 2006, NAVTEQ expects revenue in the range of $565 million to $580 million and earnings per diluted share of $1.10 to $1.16, assuming an average annual U.S. dollar/Euro exchange rate of $1.25 and average diluted shares outstanding of 95.7 million.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, October 25, 2006 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 800-659-2037 (North America) or 617-614-2713 (international), passcode 94858900
Contact:	investorrelations@navteq.com

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 2,100 employees located in 139 offices in 25 countries.

NAVTEQ is a trademark in the U.S. and other countries.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements also include statements about the company’s future financial and operating results.  The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2006, in each case  as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

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NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	Sept. 25, 2005	Oct. 1, 2006	Sept. 25, 2005	Oct. 1, 2006
	(Unaudited)

Net revenue	$123,005	142,658	$350,534	400,928

Operating costs and expenses:
Database creation and distribution costs	60,906	69,397	169,227	197,934
Selling, general, and administrative expenses	31,676	36,217	88,611	112,101

Total operating costs and expenses	92,582	105,614	257,838	310,035

Operating income	30,423	37,044	92,696	90,893

Other income	1,202	2,925	2,640	7,293

Income before income taxes	31,625	39,969	95,336	98,186

Income tax (benefit) expense	(69,490)	12,890	(47,828)	31,665

Net income before cumulative effect of change in accounting principle	101,115	27,079	143,164	66,521

Cumulative effect of change in accounting principle, net of tax	—	—	—	506

Net income	$101,115	27,079	$143,164	67,027

Earnings per share of common stock before cumulative effect of change in accounting principle —
Basic	$1.11	$0.29	$1.60	$0.72
Diluted	$1.07	$0.28	$1.52	$0.70

Cumulative effect of change in accounting principle per share of common stock —
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01

Earnings per share of common stock —
Basic	$1.11	$0.29	$1.60	$0.72
Diluted	$1.07	$0.28	$1.52	$0.70

Weighted average shares of common stock outstanding —
Basic	90,701	93,293	89,700	92,884
Diluted	94,521	95,718	93,959	95,668

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	Oct. 1,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,070	66,403
Short-term marketable securities	84,299	151,419
Accounts receivable, net	82,352	108,634
Deferred income taxes	42,584	17,327
Prepaid expenses and other current assets	15,203	18,848

Total current assets	309,508	362,631

Property and equipment, net	20,828	22,898
Capitalized software development costs, net	25,761	21,115
Long-term deferred income taxes, net	169,264	190,110
Long-term marketable securities	49,429	60,881
Acquired intangible assets, net	16,815	17,265
Goodwill	11,778	15,148
Deposits and other assets	12,505	11,796

Total assets	$615,888	701,844

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,572	12,519
Accrued payroll and related liabilities	28,365	26,587
Fair value of foreign currency derivative	3,265	—
Other accrued expenses	28,658	32,417
Deferred revenue	38,703	35,625

Total current liabilities	118,563	107,148

Long-term deferred revenue	3,446	2,638
Other long-term liabilities	3,815	2,145

Total liabilities	125,824	111,931

Stockholders’ equity	490,064	589,913

Total liabilities and stockholders’ equity	$615,888	701,844

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	Sept. 25, 2005	Oct. 1, 2006
	(Unaudited)
Cash flows from operating activities:
Net income	$143,164	67,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,525	21,954
Deferred income taxes	(88,768)	5,714
Stock compensation expense	6,887	11,197
Tax benefit on non-qualified stock options	37,611	—
Cumulative effect of change in accounting principle	—	(506)
Provision for doubtful receivables	1,826	1,605
Noncash other	855	1,728
Changes in operating assets and liabilities, net of effects of acquisitions	(40,620)	(46,142)

Net cash provided by operating activities	77,480	62,577

Cash flows from investing activities:
Acquisition of property and equipment	(5,086)	(10,305)
Capitalized software development costs	(8,948)	(6,332)
Net purchases of marketable securities	(47,120)	(78,604)
Payments for acquisitions, net of cash acquired	(8,234)	(5,044)
Purchase of investments	(1,201)	—
Note receivable	—	(300)

Net cash used in investing activities	(70,589)	(100,585)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	5,147	17,624

Net cash provided by financing activities	5,147	17,624

Effect of exchange rate changes on cash	(2,183)	1,717

Net increase (decrease) in cash and cash equivalents	9,855	(18,667)

Cash and cash equivalents at beginning of period	30,101	85,070

Cash and cash equivalents at end of period	$39,956	66,403